101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
August 1, 2008	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Second Quarter with Year-to-Date Results and Payment of a Cash Dividend

 Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported second quarter earnings of $521,000 or $0.33 per share, a 16% increase over second quarter earnings in 2007.  Earnings for the first six months of 2008 were $1,037,000 or $0.67 per share compared to $1,230,000 or $0.77 per share in 2007.

LSB Financial President & CEO, Randolph F. Williams stated, “While the national economic news remains bleak, improvements in the local economy are encouraging.  Properties are beginning to sell more quickly, there has been a reduction in bankruptcy filings, fewer properties are going into foreclosure, and there has been an increase in new loan demand.  Our total loans were $305,706,000 as of the end of June 2008, up 3% since year-end, with deposits up 3.2% at $239,536,000 for that same period.  The national media never tires of analyzing the problems of national banks whose exotic lending products that have come back to haunt them.  The implication is that all banks have this problem.   However, Lafayette Savings Bank like many community banks, kept its lending close to home, avoided non-traditional loan products and is now showing signs of recovery.

Williams continued, “Our team has worked diligently over the past two years to improve the credit quality of our loan portfolio and the results are apparent.  Loans past due 30 or more days are at 2.33% of total loans, a four-year low.  Even more encouraging, in light of all the talk about delinquent home loans, is that our past due rate on owner occupied one-to-four family residential properties is 1.68% compared to 6.35% nationally, as reported by the Mortgage Bankers Association for the first quarter.  Non-performing loans as of June 30, 2008 were $8,200,000 compared to $9,935,000 at December 31, 2007 and $10,099,000 at June 30, 2007.  At the same time while our loan loss reserve is at $3,470,000, up 15% over the same period last year, compared to December 2007, it has come down reflecting positive trends in our portfolio.  Based on our analysis we are confident that our reserves remain appropriate.”

Williams added, “As a community bank we consider it essential to keep the bank well-capitalized.  Total assets were up 2.6%, to $351,980,000 at the end of June and equity grew to $34,053,000.  The resulting ratio of equity to assets was 9.67%, considered “well-capitalized” by our primary regulator.  Capital is widely considered the first line of defense against unforeseen losses of any type.”

The Company also announced that it will pay a quarterly cash dividend of $0.25 per share to shareholders of record as of the close of business on August 8, 2008 with a payment date of September 5, 2008.  Williams stated, “During slower growth times like these, we are pleased to be able to return equity to our shareholders in the form of a higher dividend.  The annualized dividend rate is 6.7% and is particularly valuable based on the favorable dividend tax rate.”

The closing market price of LSB stock on July 31, 2008 was $14.95 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Three months ended June 30, 2008	Year ended December 31, 2007

Cash and due from banks	$1,450	$1,644
Short-term investments	8,610	4,846
Securities available-for-sale	12,293	13,221
Loans held for sale	---	---
Net portfolio loans	305,706	296,908
Allowance for loan losses	3,470	3,702
Premises and equipment, net	6,661	6,815
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	5,728	5,613
Other assets	7,535	8,966
Total assets	351,980	342,010

Deposits	239,536	232,030
Advances from Federal Home Loan Bank	76,256	74,256
Other liabilities	2,135	1,792

Shareholders’ equity	34,053	33,932
Book value per share	$21.92	$22.07
Equity / assets	9.67%	9.92%
Total shares outstanding	1,553,409	1,557,968

Asset quality data:
Non-accruing loans	$8,200	$9,935
Loans past due 90 days still on accrual	---	59
Other real estate / assets owned	2,630	3,944
Total non-performing assets	10,830	13,938

Non-performing loans / total loans	2.68%	3.32%
Non-performing assets / total assets	3.08%	4.08%
Allowance for loan losses / non-performing loans	42.32%	37.04%
Allowance for loan losses / non-performing assets	32.04%	26.56%
Allowance for loan losses / total loans	1.14%	1.23%
Loans charged off (quarter-to-date and year-to-date, respectively)	$746	$672
Recoveries on loans previously charged off	14	38

	Three months ended June 30,		Six months ended June 30,
Selected operating data:	2008	2007	2008	2007
Total interest income	$5,374	$5,728	$10,795	$11,598
Total interest expense	2,774	2,854	5,652	5,757
Net interest income	2,600	2,874	5,143	5,841
Provision for loan losses	250	490	500	740
Net interest income after provision	2,350	2,384	4,643	5,101
Non-interest income:
Deposit account service charges	433	478	829	884
Gain on sale of mortgage loans	8	95	25	137
Gain(loss) on sale of securities and other assets	(72)	(33)	19	(33)
Other non-interest income	353	245	632	497
Total non-interest income	722	785	1,505	1,485
Non-interest expense:
Salaries and benefits	1,145	1,243	2,372	2,434
Occupancy and equipment, net	341	356	686	669
Computer service	135	115	270	237
Advertising	72	111	140	152
Other	623	644	1,181	1,166
Total non-interest expense	2,316	2,469	4,649	4,658
Income before income taxes	756	700	1,499	1,928
Income tax expense	235	249	462	698

Net income	521	451	1,037	1,230

Weighted average number of diluted shares	1,556,894	1,616,667	1,558,960	1,604,646
Diluted earnings per share	$0.33	$0.28	$0.67	$0.77

Return on average equity	6.05%	5.16%	6.04%	7.02%
Return on average assets	0.59%	0.51%	0.59%	0.69%
Average earning assets	$330,981	$329,669	$329,157	$335,496
Net interest margin	3.14%	3.49%	3.12%	3.48%
Efficiency ratio	75.39%	77.91%	75.61%	70.73%